Exhibit 10.09
CARDINAL HEALTH, INC.
Policy Regarding Shareholder Approval of Severance Agreements
Overview: Effective August 3, 2006, the Board of Directors of Cardinal Health, Inc. (“Cardinal Health”) adopts this policy requiring that Cardinal Health obtain shareholder approval before entering into Severance Agreements with Covered Executives that provide Severance Benefits that exceed 2.99 times Base Salary and Bonus as defined and set forth below. If the Board of Directors determines that it is not practical to obtain shareholder approval in advance, the Board may seek shareholder approval after entering into such a Severance Agreement.
Effective date: August 3, 2006
Covered Executives: Officers of Cardinal Health as defined under Section 16 of the Securities Exchange Act of 1934, as amended, at the time a Severance Agreement covered by this Policy is approved.
Severance Agreements: Severance Agreements include any agreement that specifies the compensation payable to a Covered Executive when Cardinal Health terminates employment without cause or when employment is terminated following a change of control of Cardinal Health. Severance Agreements include agreements entered into with Covered Executives (a) after the effective date of the Policy or (b) before the effective date of the Policy, if Severance Benefits are materially modified after the effective date of the Policy.
Base Salary and Bonus Defined: For purposes of the limit on Severance Benefits:
•	Base salary is the annual rate of base salary in effect at termination.

•	Bonus is the target incentive amount for the year of termination under the annual and long-term cash incentive compensation plans applicable to the Covered Executive.
Severance Benefits: For purposes of this Policy, “Severance Benefits” generally include:
•	Cash severance benefits.

•	The value of other special benefits or perquisites provided for periods after termination of employment (but excluding special benefits provided under any program generally applicable to employees).

•	Additional retirement benefits earned or vested under qualified and non-qualified retirement plans as a result of termination.

•	The value of any special additional benefit or additional service period “credit” under retirement programs.
Items Excluded as Severance Benefits: For purposes of this Policy, “Severance Benefits” do not include any benefit or payment required by law and:
•	Amounts earned or accrued for services prior to termination (such as pro rata bonus, unused vacation pay, etc.).

•	The value of any other benefits provided under programs generally applicable to employees.

•	The value of “gross-up” payments made in connection with Severance Benefits, including “gross-up” payments under Section Code 280G of the Internal Revenue Code.

•	The value of accelerated vesting of outstanding equity compensation awards, or other changes in terms of outstanding equity compensation awards.